Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS SECOND QUARTER 2022 RESULTS

Net Income of $0.31 Per Diluted Share

Normalized FFO of $0.30 Per Diluted Share

Raised 2022 Full-Year Normalized FFO Guidance Range to $1.16 to $1.20 Per Diluted Share

Increased Third Quarter Cash Dividend on Common Shares By 12%

VIRGINIA BEACH, VA, August 4, 2022 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended June 30, 2022 and provided an update on current events.

Second Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $27.8 million, or $0.31 per diluted share, compared to $5.6 million, or $0.07 per diluted share, for the three months ended June 30, 2021.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $27.0 million, or $0.31 per diluted share, compared to $22.9 million, or $0.28 per diluted share, for the three months ended June 30, 2021. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $26.2 million, or $0.30 per diluted share, compared to $23.4 million, or $0.29 per diluted share, for the three months ended June 30, 2021.

•Raised 2022 full-year Normalized FFO guidance to $1.16 to $1.20 per diluted share from the Company's previous guidance range of $1.15 to $1.19 per diluted share. This represents a 10% increase over 2021 results.
•Announced a third quarter cash dividend of $0.19 per common share, a 12% increase over the prior quarter's dividend.

•Stabilized operating property portfolio occupancy increased to 97.3% as of June 30, 2022. Office occupancy was 97.9%, retail occupancy was 97.1%, and multifamily occupancy was 97.2%.

•Same Store net operating income ("NOI") increased 6.0% on a GAAP basis and 7.4% on a cash basis compared to the quarter ended June 30, 2021.
◦Multifamily same store NOI increased 12.5% on a GAAP and cash basis.
◦Commercial same store NOI increased 4.1% on a GAAP basis and 5.8% on a cash basis.

•Third-party construction backlog totaling $541 million, highest in the Company's history

•Positive releasing spreads during the second quarter of 13.1% on a GAAP basis and 3.0% on a cash basis for office and 9.9% on a GAAP basis and 3.5% on a cash basis for retail.
•Achieved an 8.1% increase in rental rates on apartment trade outs across the multifamily segment.

•Completed $177 million of sales of noncore assets at a blended 4.1% exit cap rate.
◦The Residences at Annapolis Junction in Baltimore for $150 million, 4.15% cash cap rate.
◦Two outparcels at North Pointe in Durham, North Carolina for $24 million, 4.0% cash cap rate.

◦Two outparcels at Sandbridge Commons in Virginia Beach for $3 million, 4.5% cash cap rate.

•Appointed Dennis H. Gartman, renowned investor, economist, and longtime publisher of “The Gartman Letter,” as a member of our board of directors. He is the sixth independent member.

•Executed a new office lease with Franklin Templeton for 60,000 square feet at the Company’s Wills Wharf office building in Baltimore’s Harbor Point neighborhood. The investment management firm has agreed to lease the entire fifth floor and a portion of the fourth floor of Wills Wharf and will bring the building to 91% occupancy.

"We believe the types of assets we own will outperform the competitive set through most any business cycle. High-quality facilities in mixed-use environments located in desirable sub-markets stand the test of time," said Louis Haddad, President & CEO. "When you have premium properties amongst limited peer competition, you have the ability to move rents in a positive direction through virtually any macro-economic backdrop."

Financial Results

Net income attributable to common stockholders and OP Unit holders for the second quarter increased to $27.8 million compared to $5.6 million for the second quarter of 2021. The period-over-period change was primarily due to an increase in property operating income due to acquisitions, gains recognized on dispositions, developments and improved same-store performance, increased general contracting gross profit, and changes in the fair value of interest rate derivatives. The increase was partially offset by a decrease in interest income on our mezzanine loan portfolio, a decrease in income tax benefit, an increase in interest expense, and an increase in loss on extinguishment of debt.

FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $27.0 million compared to $22.9 million for the second quarter of 2021. Normalized FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $26.2 million compared to $23.4 million for the second quarter of 2021. The period-over-period changes in FFO and Normalized FFO were due to higher property operating income resulting primarily from leasing activity and property acquisitions and an increase in general contracting gross profit. These increases were partially offset by a decrease in interest income on our mezzanine loan portfolio and an increase in interest expense.

Operating Performance

At the end of the second quarter, the Company’s office, retail and multifamily stabilized operating property portfolios were 97.9%, 97.1% and 97.2% occupied, respectively.

Total construction contract backlog was $541.2 million at the end of the second quarter.

Balance Sheet and Financing Activity

As of June 30, 2022, the Company had $1.2 billion of total debt outstanding, including $82.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments. Approximately 45% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of June 30, 2022. The Company’s debt was 100% fixed or hedged as of June 30, 2022 after considering interest rate caps with strike prices at or below 300 basis points.

Outlook

The Company raised its 2022 full-year Normalized FFO guidance range to $1.16 to $1.20 per diluted share. The following table updates the Company's assumptions underpinning this forecast. The Company's executive management will provide further details regarding its 2022 earnings guidance during today's webcast and conference call.

Full-year 2022 Guidance [1][2]	Expected Ranges
Total NOI	$144.8M	$145.8M
Construction Segment Gross Profit	$7.3M	$8.3M
G&A Expenses	$16.0M	$16.5M
Interest Income	$12.6M	$13.0M
Interest Expense[3]	$32.9M	$33.6M
Normalized FFO per diluted share	$1.16	$1.20

[1] Includes the following assumptions:
•Interest expense, net of interest rate caps, based on the Forward Yield Curve ending 2022 at 3.7%
•No capital markets activity for the remainder of the year
•Acquisition of $25 to $35 million of grocery-anchored retail assets
•The Interlock mezzanine loan paid off during the fourth quarter of 2022
[2] Ranges exclude certain items per Company's Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for non-cash unrealized credit losses, certain costs for interest rate caps designated as cash flow hedges, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[3] Includes interest expense on finance leases

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, August 4, 2022 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Sunday, September 4, 2022 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13730643.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties (NYSE:AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring and managing high-quality office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's mezzanine program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, certain costs for interest rate caps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as property revenues (base rent, expense reimbursements, termination fees and other revenue) less property expenses (rental expenses and real estate taxes). NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,791,302	$1,658,609
Held for development	6,294	6,294
Construction in progress	71,676	72,535
	1,869,272	1,737,438
Accumulated depreciation	(303,032)	(285,814)
Net real estate investments	1,566,240	1,451,624
Real estate investments held for sale	115,680	80,751
Cash and cash equivalents	69,731	35,247
Restricted cash	6,681	5,196
Accounts receivable, net	32,250	29,576
Notes receivable, net	139,383	126,429
Construction receivables, including retentions, net	29,107	17,865
Construction contract costs and estimated earnings in excess of billings	493	243
Equity method investments	53,260	12,685
Operating lease right-of-use assets	23,387	23,493
Finance lease right-of-use assets	46,433	46,989
Acquired lease intangible assets	107,147	62,038
Other assets	75,743	45,927
Total Assets	$2,265,535	$1,938,063
LIABILITIES AND EQUITY
Indebtedness, net	$1,080,664	$917,556
Liabilities related to assets held for sale	84,049	41,364
Accounts payable and accrued liabilities	22,886	29,589
Construction payables, including retentions	47,429	31,166
Billings in excess of construction contract costs and estimated earnings	15,075	4,881
Operating lease liabilities	31,645	31,648
Finance lease liabilities	46,325	46,160
Other liabilities	51,126	55,876
Total Liabilities	1,379,199	1,158,240
Total Equity	886,336	779,823
Total Liabilities and Equity	$2,265,535	$1,938,063

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)
Revenues
Rental revenues	$55,224	$47,378	$109,859	$93,119
General contracting and real estate services revenues	45,273	18,408	69,923	53,971
Total revenues	100,497	65,786	179,782	147,090
Expenses
Rental expenses	12,685	11,292	25,354	22,124
Real estate taxes	5,837	5,465	11,241	10,771
General contracting and real estate services expenses	43,418	18,131	67,239	52,406
Depreciation and amortization	18,781	17,285	37,338	35,351
Amortization of right-of-use assets - finance leases	277	278	555	467
General and administrative expenses	3,617	3,487	8,325	7,508
Acquisition, development and other pursuit costs	26	32	37	103
Impairment charges	286	83	333	3,122
Total expenses	84,927	56,053	150,422	131,852
Gain on real estate dispositions, net	19,493	—	19,493	3,717
Operating income	35,063	9,733	48,853	18,955
Interest income	3,352	6,746	6,920	10,862
Interest expense	(9,371)	(8,418)	(18,402)	(16,393)
Loss on extinguishment of debt	(618)	—	(776)	—
Change in fair value of derivatives and other	2,548	314	6,730	707
Unrealized credit loss provision	(295)	(388)	(900)	(333)
Other income (expense), net	68	7	297	186
Income before taxes	30,747	7,994	42,722	13,984
Income tax benefit	20	461	321	480
Net income	30,767	8,455	43,043	14,464
Net loss attributable to noncontrolling interests in investment entities	(128)	—	(228)	—
Preferred stock dividends	(2,887)	(2,887)	(5,774)	(5,774)
Net income attributable to common stockholders and OP Unitholders	$27,752	$5,568	$37,041	$8,690

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)
Net income attributable to common stockholders and OP Unitholders	$27,752	$5,568	$37,041	$8,690
Depreciation and amortization (1)	18,509	17,285	36,794	35,351
Gain on operating real estate dispositions, net (2)	(19,493)	—	(19,493)	(3,464)
Impairment of real estate assets	201	—	201	3,039
FFO attributable to common stockholders and OP Unitholders	$26,969	$22,853	$54,543	$43,616
Acquisition, development and other pursuit costs	26	32	37	103
Impairment of intangible assets and liabilities	85	83	132	83
Loss on extinguishment of debt	618	—	776	—
Unrealized credit loss provision	295	388	900	333
Amortization of right-of-use assets - finance leases	277	278	555	467
Change in fair value of derivatives not designated as cash flow hedges and other	(2,548)	(314)	(6,730)	(707)
Amortization of interest rate cap premiums on designated cash flow hedges	481	59	523	117
Normalized FFO available to common stockholders and OP Unitholders	$26,203	$23,379	$50,736	$44,012
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$0.31	$0.07	$0.42	$0.11
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.31	$0.28	$0.62	$0.54
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.30	$0.29	$0.58	$0.54
Weighted average common shares and units - diluted	88,331	81,262	88,042	80,771
________________________________________

(1) The adjustment for depreciation and amortization for the three and six months ended June 30, 2022 excludes $0.3 million and $0.5 million, respectively, of depreciation attributable to our joint venture partners.
(2) The adjustment for gain on operating real estate dispositions for the six months ended June 30, 2021 excludes the gain on sale of easement rights on a non-operating parcel.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Office Same Store(1)
Same Store NOI, Cash Basis	$6,552	$6,395	$13,163	$12,844
GAAP Adjustments (2)	122	368	124	645
Same Store NOI	6,674	6,763	13,287	13,489
Non-Same Store NOI (3)	5,005	642	9,771	1,318
Segment NOI	11,679	7,405	23,058	14,807

Retail Same Store (4)
Same Store NOI, Cash Basis	13,897	12,931	26,250	24,106
GAAP Adjustments (2)	856	898	931	1,220
Same Store NOI	14,753	13,829	27,181	25,326
Non-Same Store NOI (3)	1,187	182	4,450	2,077
Segment NOI	15,940	14,011	31,631	27,403

Multifamily Same Store (5)
Same Store NOI, Cash Basis	6,665	5,927	13,146	11,463
GAAP Adjustments (2)	208	182	426	366
Same Store NOI	6,873	6,109	13,572	11,829
Non-Same Store NOI (3)	2,210	3,096	5,003	6,185
Segment NOI	9,083	9,205	18,575	18,014

Total Property NOI	36,702	30,621	73,264	60,224

General contracting & real estate services gross profit	1,855	277	2,684	1,565
Depreciation and amortization	(18,781)	(17,285)	(37,338)	(35,351)
General and administrative expenses	(3,617)	(3,487)	(8,325)	(7,508)
Acquisition, development and other pursuit costs	(26)	(32)	(37)	(103)
Impairment charges	(286)	(83)	(333)	(3,122)
Gain on real estate dispositions, net	19,493	—	19,493	3,717
Interest income	3,352	6,746	6,920	10,862
Loss on extinguishment of debt	(618)	—	(776)	—
Interest expense	(9,371)	(8,418)	(18,402)	(16,393)
Unrealized credit loss provision	(295)	(388)	(900)	(333)
Amortization of right-of-use assets - finance leases	(277)	(278)	(555)	(467)
Change in fair value of derivatives and other	2,548	314	6,730	707
Other income (expense), net	68	7	297	186
Income tax benefit	20	461	321	480
Net income	30,767	8,455	43,043	14,464

Net income attributable to noncontrolling interest in investment entities	(128)	—	(228)	—
Preferred stock dividends	(2,887)	(2,887)	(5,774)	(5,774)
Net income attributable to AHH and OP unitholders	$27,752	$5,568	$37,041	$8,690
________________________________________

(1) Office same-store portfolio excludes Exelon and Wills Wharf.

(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Retail same-store portfolio excludes Delray Beach Plaza, Greenbrier Square, Overlook Village, and Premier Retail as well as Oakland Marketplace, which was disposed in March 2021.
(5) Multifamily same-store portfolio excludes Gainesville Apartments, 1305 Dock Street, Summit Place, Hoffler Place, and The Residences at Annapolis Junction.

Contact:

Chelsea Forrest
Armada Hoffler Properties, Inc.
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248